UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[X]	Definitive Proxy Statement.
[ ]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to § 240.14a-12.

THE FINANCE COMPANY OF PENNSYLVANIA

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

THE FINANCE COMPANY OF PENNSYLVANIA

400 MARKET STREET, SUITE 425
PHILADELPHIA, PENNSYLVANIA 19106
TELEPHONE: 215-351-4778

Your Vote is Important

June 22, 2017

Dear Shareholder:

The Board of Directors (the “Board”) of The Finance Company of Pennsylvania (the “Company”) has called a special meeting of shareholders to be held on July 17, 2017, at 11:00 a.m., Eastern Time, or any adjournment(s) or postponement(s) thereof (the “Special Meeting”), at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996. The Board has reviewed and unanimously approved a Plan of Liquidation and Dissolution (the “Plan”) whereby the Company will cease its investment operations, liquidate its assets and make a final distribution to its shareholders of record in one or more cash payments. Under the Plan, the Company will promptly wind up its business and affairs.

Under Pennsylvania law, the Company must obtain shareholder approval to liquidate the Company. If liquidation is approved by the Company’s shareholders, all of the Company’s assets will be liquidated, and the proceeds will be distributed to Company shareholders on or about August 14, 2017. The Board has called the Special Meeting so that shareholders of the Company can vote on the proposed Plan (the “Proposal”).

After careful consideration, the Board has unanimously approved the Proposal and recommends that shareholders vote “FOR” the Proposal, as described in the attached Proxy Statement.

Each shareholder is invited to attend the Special Meeting in person. If you cannot be present at the Special Meeting, we urge you to execute and return promptly in the enclosed envelope the accompanying Proxy Card or Cards that are being solicited by the Board. This is important for the purpose of ensuring a quorum at the Special Meeting. A proxy may be revoked by any shareholder at any time before it is exercised by executing and submitting a revised proxy, by giving written notice of revocation to the Company’s Secretary, or by withdrawing the proxy and voting in person at the Special Meeting.

Your vote is important to us. Thank you for taking the time to consider this important matter.

Respectfully,

Charles E. Mather III
President

Dated: June 22, 2017

IMPORTANT INFORMATION FOR COMPANY SHAREHOLDERS

Q & A: QUESTIONS AND ANSWERS

We encourage you to read the full text of the enclosed Proxy Statement containing important information about the proposed liquidation of The Finance Company of Pennsylvania (the “Company”). In addition, we are pleased to provide you with the following brief overview of the matters affecting the Company that require your consideration and vote. Please vote promptly as your vote is important.

Q. WHY AM I RECEIVING THIS PROXY STATEMENT?

A. The Board of Directors (the "Board") of the Company has called a special meeting of shareholders of the Company to be held on July 17, 2017 at 11:00 a.m., Eastern Time, or any adjournment(s) or postponement(s) thereof (the "Special Meeting"). At the Special Meeting, shareholders of the Company will be asked to approve a Plan of Liquidation and Dissolution of the Company, providing for the liquidation and dissolution of the Company (the "Proposal"). Pennsylvania law requires that both the Board and the shareholders approve the liquidation of the Company. The members of the Company’s Board, including all of the Directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Directors”), recommend that you vote FOR the approval of the Company’s liquidation.

Q. HOW WILL THE LIQUIDATION AFFECT ME?

A. If Proposal is approved by shareholders, the Company will be liquidated and final redemption proceeds, together with any previously declared dividends, will be mailed to shareholders on or about August 14, 2017.

Q. WHO IS ELIGIBLE TO VOTE?

A. Shareholders of record of the Company as of the close of business on June 21, 2017 (the "Record Date") are eligible to vote their shares on the Proposal. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank, or other nominee), please contact your broker, bank or nominee to determine how to vote your shares.

Q. WHO IS ASKING FOR MY VOTE?

A. The Company is soliciting your vote for the Special Meeting.

Q. WHY IS THE BOARD RECOMMENDING THIS PROPOSAL FOR THE COMPANY?

A. At a meeting of the Board held on June 5, 2017, the Board considered the Company’s current asset base and reviewed notifications by certain significant shareholders that they intend to make a formal demand that the Company redeem their shares, as well as requests that the Company take certain other actions. In considering the effect that the redemptions would have on the Company’s ability to continue to maintain its operating expense ratio and provide value to its shareholders, the Board determined that the Company would not be able to continue as a viable investment company in a manner that was in the best interests of shareholders. The Board, considering all relevant factors, thus determined that the liquidation of the Company was in the best interests of the Company and its shareholders.

Q. HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A. The Board recommends that you vote "FOR" the Proposal. The Board believes that the Proposal described in the accompanying Proxy Statement is important and recommends that you read the enclosed materials and then vote for the Proposal.

Q. WHO PAYS FOR THIS PROXY EXPENSE?

A. The cost of preparing and mailing this Proxy Statement and the accompanying Notice of Special Meeting and Proxy, and any additional material relating to the Special Meeting, and the cost of soliciting Proxies (estimated to be $3,000), will be borne by the Company.

Q. HOW CAN I VOTE MY SHARES?

A. You may vote your shares by mail as described on the enclosed proxy card or in person at the Special Meeting. Whichever method of voting you use, please read the full text of the Proxy Statement before you vote.

Q. WHAT are the effects of abstentions, withheld votes and broker non-votes?

A. Proxies marked as abstaining (including proxies containing broker non-votes) will be counted as present for purposes of establishing a quorum. In certain cases where a shareholder fails to return a proxy card for shares held in brokerage accounts, a broker is permitted to submit the proxy card on behalf of the shareholder to cast votes for or against certain proposals generally as determined under the rules of the New York Stock Exchange (“NYSE”); however, under the rules of the NYSE, brokers will be prohibited from exercising discretionary authority on behalf of the shareholder to vote for or against the Proposal (referred to as a “broker non-vote”). Pursuant to Pennsylvania law, the terms “voting” or “casting a vote” do not include either the act of abstaining or failing to vote. Thus, abstentions and broker non-votes are not counted either in the tally of votes “for” or “against” the Proposal. A “withheld” vote is the equivalent of an abstention.

Q. WHAT IF I HAVE QUESTIONS REGARDING THE PROPOSAL?

A. If you have any questions regarding the Proposal, please feel free to call the Company at (215) 351-4778 (you may call collect if making a telephone request).

THANK YOU FOR VOTING PROMPTLY.

YOUR VOTE IS IMPORTANT.

THE FINANCE COMPANY OF PENNSYLVANIA

400 Market Street, Suite 425
Philadelphia, Pennsylvania 19106
Telephone: 215-351-4778

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held on July 17, 2017

Dear Shareholders:

Please take notice that a Special Meeting of Shareholders (the "Special Meeting") of The Finance Company of Pennsylvania (the “Company”) will be held on July 17, 2017, at 11:00 a.m., Eastern Time, at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania, 19103-6996. The following proposals will be voted on at the Special Meeting:

1. To consider and act upon a proposal to liquidate, dissolve and terminate the Company in accordance with the Plan of Liquidation and Dissolution for the Company adopted by the Board of Directors of the Company (the "Board"), pursuant to which the Company will be liquidated and dissolved;

2. To transact such other business as may properly come before the Special Meeting.

The Board has determined that, in light of notifications by certain significant shareholders that they intended to make a formal demand that the Company redeem their shares, a complete liquidation of the Company is in the best interests of the Company and its shareholders and recommends that shareholders vote "FOR" the proposal.

The proposal is discussed in greater detail in the attached Proxy Statement. Holders of record of shares of the Company as of the close of business on June 21, 2017 are entitled to vote at the Special Meeting and any adjournments or postponements thereof. You can vote:

• By mail, with the enclosed proxy card(s); or

• In person at the Special Meeting.

If you have any questions regarding the proposals, please feel free to call the Company at (215) 351-4778 (you may call collect if making a telephone request).

THE BOARD HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL, AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Each shareholder is invited to attend the Special Meeting in person. If you cannot be present at the Special Meeting, we urge you to execute and return promptly in the enclosed envelope the accompanying proxy card that is being solicited by the Board. This is important for the purpose of ensuring a quorum at the Special Meeting. A proxy may be revoked by any shareholder at any time before it is exercised by executing and submitting a revised proxy, by giving written notice of revocation to the Company, or by withdrawing the proxy and voting in person at the Meeting.

By Order of the Board of Directors,

Charles E. Mather III
President

June 22, 2017

THE FINANCE COMPANY OF PENNSYLVANIA

400 Market Street, Suite 425
Philadelphia, Pennsylvania 19106
Telephone: 215-351-4778

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

To be Held on July 17, 2017

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Finance Company of Pennsylvania (the “Company”) for use at the Special Meeting of shareholders of the Company, to be held on July 17, 2017, at 11:00 a.m., Eastern Time, at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996, and at any and all adjournments or postponements thereof (the "Special Meeting").

This Proxy Statement, the Notice of Special Meeting and the proxy card are first being mailed to shareholders on or about June 26, 2017 or as soon as practicable thereafter. Any shareholder giving a proxy has the power to revoke it, prior to its exercise, by mail (addressed to the Company, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106) or in person at the Special Meeting by executing a superseding proxy or by submitting a notice of revocation. All properly executed proxies received in time for the Special Meeting will be voted as specified in the proxy, or, if no specification is made, in favor of the proposals referred to in this Proxy Statement.

The following summarizes the Proposals to be voted on:

1. To consider and act upon a proposal to approve the Plan of Liquidation and Dissolution for the Company adopted by the Board of Directors of the Company, pursuant to which the Company will be liquidated and dissolved;

2. To transact such other business as may properly come before the Special Meeting.

Cooke & Bieler, L.P. (“Cooke & Bieler”) and Schroder Investment Management North America Inc. (“Schroders,” together with Cooke & Bieler, the “Advisers”), serve as the Company’s investment advisers. The Advisers' principal offices are located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania 19103, and 875 Third Avenue, 22nd Floor, New York, New York 10022, respectively. The Company has engaged U.S. Bancorp, which is located at 615 E. Michigan Street, Milwaukee, Wisconsin 53202, for the daily safekeeping of securities and cash held or sold by the Company.

The Company provides periodic reports to all of its shareholders that highlight relevant information, including investment results and a review of portfolio changes. Copies of the Company’s annual and semi-annual reports have previously been mailed to shareholders. This Proxy Statement should be read in conjunction with the annual and semi-annual reports. You may receive an additional copy of the most recent semi-annual report and annual report for the Company, without charge, by calling 1-215-351-4778 (you may call collect if making a telephone request) or by writing to the Company at The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. The semi-annual and annual reports are also available on the SEC’s website at www.sec.gov.

The presence at the Special Meeting, in person or by proxy, of the holders record of a majority of the outstanding shares entitled to vote as of the Record Date (as defined below) shall be necessary and sufficient to constitute a quorum for the Company. In the event that the necessary quorum to transact business or the vote required to approve or reject the Proposal is not obtained at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting in accordance with applicable law to permit further solicitation of proxies with respect to the Proposal. Any such adjournment will require the affirmative vote of the holders of a majority of the Company’s shares present in person or by proxy at the Special Meeting. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the applicable Proposal and will vote against any such adjournment those proxies to be voted against the Proposal.

The Board voted to approve a Plan of Liquidation and Dissolution for the Company (the "Plan") on June 5, 2017. Approval of the Proposal to liquidate and dissolve the Company will require the affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote

Shareholders of the Company who own shares at the close of business on June 21, 2017 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, the Company had 39,691 shares outstanding and entitled to vote. Shareholders are entitled to one vote for each full share held and fractional votes for each fractional share held.

The persons who owned more than 5% of the Company’s outstanding shares as of the Record Date, to the knowledge of the Company, are set forth in Appendix A hereto. To the best of the Company’s knowledge, as of the Record Date, the officers and Directors of the Company beneficially owned, as a group, less than 1% of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JULY 17, 2017. This Proxy Statement is available on the internet at www.gofilepoint.com/fincopa/.

PROPOSAL — APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE COMPANY

The Liquidation in General

The Board has approved a Plan of Liquidation and Dissolution for the Company, pursuant to which the Company would liquidate its assets and dissolve, and directed that the Plan be submitted to the Company’s shareholders for approval. A copy of the Plan is attached to this Proxy Statement as Appendix B. If the Plan is approved by the requisite shareholder vote, the Company will undertake to liquidate the Company’s assets at market prices and on such terms and conditions as the Company shall determine to be reasonable and in the best interests of the Company and its shareholders.

In the event the Plan is not approved by the requisite shareholder vote, the Board will consider what other action should be taken, which could include resoliciting shareholders.

Reasons for the Proposed Liquidation

At a meeting of the Board held on June 5, 2017, the Board considered the Company’s current asset base and reviewed notifications from certain significant shareholders (the “Significant Shareholders”) that they intend to make a formal demand that the Company redeem their shares, as well as requests that the Company take certain other actions. In considering the effect that the redemptions would have on the Company’s ability to continue to maintain its operating expense ratio and provide value to its shareholders, the Board determined that the Company would not be able to continue as a viable investment company in a manner that was in the best interests of shareholders. The Board, considering all relevant factors, thus determined that the liquidation of the Company was in the best interests of the Company and its shareholders.

On June 5, 2017, the Board, including all of the Directors who are not "interested persons" of the Company, as that term is defined in the 1940 Act, then adopted resolutions approving the Plan, declaring the proposed liquidation and dissolution advisable and directing that the Plan be submitted to shareholders for consideration. The Company is not required to seek federal or state regulatory approval of the Plan or the liquidation of the Company.

Agreement with the Significant Shareholders

In response to the notifications from the Significant Shareholders, the Company entered into an agreement dated May 5, 2017 (the “Agreement”) with the Significant Shareholders under which, among other things, (i) the Significant Shareholders agreed that they would not submit a redemption request to the Company prior to September 30, 2017, (ii) the Company agreed that on or before June 2, 2017, the Company would sell substantially all of its assets on which there was unrealized gain or loss for Federal income tax purposes and make a distribution or distributions to shareholders in an amount equal to at least 90% of the Company’s net asset value as of the date of such distribution (the “90% Distribution”) and (ii) the remainder of the Company’s assets after the 90% Distribution would be held in cash, money market funds and or liquid financial instruments until September 30, 2017 or, if earlier, the final distribution of such assets.

The 90% Distribution in the amount of $1,288.38 per share was paid on June 2, 2017 to shareholders of record as of the close of business on June 1, 2017.

The Significant Shareholders have indicated that they intend to vote “for” the Proposal. The Significant Shareholders collectively beneficially own approximately 79.36% of the outstanding shares of the Company; accordingly, if the Significant Shareholders vote all their shares in favor of the Proposal, the Proposal will be adopted.

Plan of Liquidation and Dissolution

The Plan provides for the complete liquidation of all of the assets of the Company. The Plan will be effective on the date of approval by the shareholders ("Effective Date"). As promptly as practicable after the Effective Date, but in no event later than September 30, 2017 (the "Liquidation Date"), the Company will be liquidated in accordance with the terms of the Plan. All portfolio securities of the Company not already converted to cash or cash equivalents will be converted to cash or cash equivalents. Once the assets have been reduced to cash, the Company shall distribute such assets pro rata to its shareholders in redemption of its outstanding shares. It is currently anticipated that the liquidating distribution would take place following the close of business on August 11, 2017, based on the Company’s net assets determined as of 4:00 p.m., Eastern Time, on that day.

Between the Effective Date and the Liquidation Date (the "Liquidation Period"), the Company will pay, discharge, or otherwise provide for the payment or discharge of, any and all its liabilities and obligations. If the Company is unable to pay, discharge or otherwise provide for any of its liabilities during its Liquidation Period, the Company may retain cash or cash equivalents in an amount that it estimates is necessary to: (i) discharge any unpaid liabilities and obligations of the Company on the Company’s books as of the Liquidation Date; and (ii) pay such contingent liabilities as the Board shall reasonably deem to exist against the assets of the Company on its books. If the Company retains or receives any assets following the Liquidating Distribution (defined below), the Board or, subject to the Board's discretion, officers of the Company may determine whether such assets (“Surplus Assets”) should be distributed to the Company’s former shareholders or, if they are determined to be de minimis in nature, how such assets should otherwise be disbursed.

Following the close of business on the Liquidation Date, the Company’s assets will be distributed ratably among its shareholders of record in one or more cash payments (the “Liquidating Distribution”). The proportionate interests of shareholders in the assets of the Company shall be fixed on the basis of their respective shareholdings at the close of business on the Liquidation Date and subsequently, the Company’s books will be closed and subject to applicable law, the shareholders' respective interests in the Company will not be transferable or redeemable. The first distribution of the Company’s assets is expected to consist of cash representing substantially all the assets of the Company, less the amount reserved to pay creditors of the Company, if any.

Requests for Redemptions Prior to the Liquidation Date

The Company will honor requests for redemption received prior to the Liquidation Date; however, any such distributions will be net of the pro rata share of the estimated expenses and reserves noted above and a shareholder requesting redemption would not be entitled to receive a pro rata share of Surplus Assets, if any.

Federal Income Tax Consequences

The following summary provides general information with regard to the federal income tax consequences to shareholders on receipt of the distribution from the Company pursuant to the provisions of the Plan. This summary also discusses the effect of federal income tax provisions on the Company resulting from its liquidation and dissolution. This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The Company has not sought a ruling from the Internal Revenue Service with respect to the tax consequences described herein.

This summary does not address the particular federal income tax consequences that may apply to certain shareholders such as trusts, estates, non-resident aliens or other foreign investors. The summary does not address state, local or foreign tax consequences. The tax consequences discussed herein may affect shareholders differently depending on their particular tax situations unrelated to the liquidation of the Company and distribution of assets, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. Shareholders should consult their personal tax advisers concerning their particular tax situations and the impact thereon of receiving the Liquidating Distribution as discussed herein.

For federal income tax purposes, the Liquidating Distribution received pursuant to the Plan by a U.S. Shareholder (i.e., a Company shareholder who is subject to United States federal taxation on a net income basis) will generally consist of a distribution treated as payment for the U.S. shareholder’s shares. A U.S. shareholder will recognize taxable gain or loss on such exchange equal to the difference between the amount of the payment and the U.S. shareholder’s tax basis in the Company’s shares (after taking into account any reduction in tax basis as a result of any prior return of capital distribution). Any such gain or loss will constitute a long-term capital gain or long-term capital loss, as the case may be, if the Company’s shares were held for more than twelve months by the U.S. shareholder at the time of the Liquidating Distribution. Under current law, long-term capital gains are taxed to individual U.S. shareholders at a maximum tax rate of 23.8% (which includes a 3.8% Medicare tax). If the U.S. shareholder held its Company shares for not more than twelve months at the time of the deemed exchange, any gain or loss will be a short-term capital gain or loss. Short-term capital gains are taxed to individual U.S. shareholders at the graduated income tax rates applicable to ordinary income. All income recognized by a corporate U.S. shareholder pursuant to the liquidation of the Company, regardless of its character as capital gains or ordinary income, will be subject to tax at the regular graduated federal corporate income tax rates.

Since the Company will seek to retain its qualification as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), during the Liquidation Period, it does not expect to be taxed on any of its net capital gains realized from the sale of its assets or ordinary income earned. In the unlikely event that the Company should lose its status as a RIC during the liquidation process, the Company would be subject to taxes that would reduce the amount of the Liquidating Distribution.

If the Company has capital loss carryovers from the preceding year or generates a net capital loss during its final year that would otherwise have resulted in a capital loss carryforward in future years, such carryforwards will terminate with the Company’s liquidation and will no longer be available to offset future capital gains.

If shareholder redemptions prior to liquidation reduce the Company’s net assets below the Company’s remaining undistributed investment company taxable income and net realized capital gains, the Company may redesignate the tax character of all or a portion of any amounts redeemed after the Plan is approved by shareholders. Such redesignation, if it occurred, could result in a shareholder’s redemption proceeds being characterized in whole or in part for tax purposes as an ordinary income or long-term capital gain distribution with an offsetting adjustment to the amount of proceeds treated as received upon the redemption.

Impact of the Plan on the Company’s Status Under the 1940 Act

On the Liquidation Date, the Company will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the 1940 Act. It is expected that the Securities and Exchange Commission (the “SEC”) will issue an order approving the deregistration of the Company if the Company is no longer doing business as an investment company, although there can be no assurance given that the SEC will issue such an order. Accordingly, the Plan provides for the eventual cessation of the Company’s activities as an investment company and its deregistration under the 1940 Act. A vote in favor of the Plan will constitute a vote in favor of such a course of action. Until the Company’s withdrawal as an investment company becomes effective, the Company, as a registered investment company, will continue to be subject to and will comply with the 1940 Act.

Conclusion

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE PROPOSED LIQUIDATION OF ASSETS AND DISSOLUTION OF THE COMPANY PURSUANT TO THE PROVISIONS OF THE PLAN OF LIQUIDATION AND DISSOLUTION.
ADDITIONAL INFORMATION

General

The reasonable, ordinary costs of the Special Meeting (including the cost of preparing, printing and mailing the enclosed proxy, accompanying notice and Proxy Statement and all other costs incurred in connection with the solicitation of proxies) will be paid entirely by the Company. The Company will bear the transaction costs associated with the liquidation of its portfolio securities (i.e., commissions), which are currently estimated to be $3,471.

In order that your shares may be represented at the Special Meeting, you are requested to vote your shares by mail by following the enclosed proxy card. If you wish to participate in the Special Meeting, you may still submit the proxy card originally sent with the Proxy Statement or attend in person. Should shareholders require additional information regarding the proxy or replacement proxy cards, they may call the Company at (215) 351-4778 (you may call collect if making a telephone request). Any proxy given by a shareholder is revocable. Proxies may be revoked at any time before they are exercised by the subsequent execution and submission of a revised proxy, by giving written notice of revocation to the Company at any time before the proxy is exercised or by voting in person at the Special Meeting.

Delivery of Proxy

Only one copy of this Proxy Statement may be mailed to households, even if more than one person in a household is a Company shareholder of record. If a shareholder needs an additional copy of this Proxy Statement, please call the Company at 215-351-4778 (you may call collect if making a telephone request) or contact the Company in writing to the Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. The Company will then promptly deliver, upon request, a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. If the Company is not liquidated, shareholders wishing to receive separate copies of the Company’s shareholder reports and proxy statements in the future should also call or contact the Company as indicated above.

Shareholder Proposals

The Company’s next Annual Company Shareholders Meeting (assuming the Company is not liquidated as proposed) will be held on April 18, 2018. Shareholders wishing to submit proposals for inclusion in a proxy statement for a subsequent annual shareholder meeting (assuming that the Company is not liquidated as proposed), should send their written proposals to the Company, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. Any written proposal must be delivered to or mailed and received at the principal executive offices of the Company by November 3, 2017. The timely submission of a proposal does not guarantee its inclusion.

Other Business

Management knows of no business to be presented to the Special Meeting other than the matters set forth in this Proxy Statement, but should any other matter requiring the vote of shareholders arise, the persons named as proxies will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors,

Charles E. Mather III
President

June 22, 2017

APPENDIX A

CERTAIN SHAREHOLDERS

As of June 21, 2017, the following persons were the only persons who were record owners (or to the knowledge of the Company, beneficial owners) of 5% and 25% or more of the shares of the Company. Persons who owned of record or beneficially more than 25% of the Company’s outstanding shares may be deemed to control the Company within the meaning of the 1940 Act. Shareholders controlling the Company could have the ability to vote a majority of the shares of the Company on any matter requiring the approval of shareholders of the Company.

Title of Class	Name and Address	Number of Shares Owned of Record	Percent of Shares Outstanding
Common	PNC Bank, N.A., succeeding Trustee under Will of George H Earle Jr, dated 1/24/1928 (Residuary Trust) c/o PNC Bank N.A., Trustee 1900 East Ninth Street, Cleveland, OH 44114	27,830	70.12%
Common	PNC Bank, N.A., Hubert P. Earle, Jr. and Witney Schneidman, Co-Trustees under Trust #3 under the Will of Gustavus W Cook dated 4/28/1926 and Codicil dated 12/6/1932 for the descendants of Lavinia Cook Wright c/o PNC Bank N.A., Co-Trustee 1900 East Ninth Street, Cleveland, OH 44114	2,115	5.33%

APPENDIX B

THE FINANCE COMPANY OF PENNSYLVANIA

 PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (the "Plan") is made by The Finance Company of Pennsylvania (the “Company”) as of [_____], 2017. The Company is organized as and exists as a corporation under the laws of the Commonwealth of Pennsylvania. The Company is registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is intended to accomplish the complete liquidation and dissolution of the Company in conformity with the laws of the Commonwealth of Pennsylvania, the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Company’s Articles of Incorporation and Amended and Restated Bylaws (together, the "Organizational Documents"). The Plan has been approved by the Board of Directors of the Company (the "Board") as being advisable and in the best interests of the Company and its shareholders.

WHEREAS, the Board of the Company has deemed it appropriate in carrying out the Company’s responsibilities under the 1940 Act, Pennsylvania law and the Company’s Organizational Documents, and in the best interests of the shareholders (the “Shareholders”) of the Company, to liquidate the Company so that the Shareholders of the Company receive liquidating distributions in one or more cash payments (the “Liquidating Distribution”); and

WHEREAS, at a meeting of the Board on June 5, 2017, the Board considered and adopted this Plan as the method of liquidating, dissolving and terminating the Company;

Now THEREFORE, the liquidation, dissolution and termination of the Company shall be carried out in the manner herein set forth:

1. Effective Date of Plan. The Plan shall become effective upon the adoption and approval of the Plan at a meeting of Shareholders of the Company called for the purpose of voting on the Plan. The presence in person or by proxy of the holders of more than fifty percent of all shares entitled to be cast at the meeting will constitute a quorum. The day of such adoption and approval is hereinafter called the "Effective Date.”

2. Liquidation and Termination. Consistent with the provisions of this Plan, as promptly as practicable after the Effective Date, but in no event later than September 30, 2017, the Company shall be liquidated in accordance with its Organizational Documents and all applicable law, including but not limited to Section 331 of the Code (the "Liquidation," and the date as of which the final Liquidating Distribution is calculated, the "Liquidation Date").

3. Cessation of Business. As soon as reasonably practicable on or after the Effective Date, the Company shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up the Company’s business and affairs, marshalling and preserving the value of its assets, and distributing its assets to Shareholders in accordance with the provisions of this Plan after discharging or making reasonable provision for the Company’s liabilities, and shall cease to invest its assets in accordance with its investment objective and strategies; provided, however, that the Company may continue to carry on any activities necessary to maintain its status as a regulated investment company under Subchapter M of Subtitle A, Chapter 1, of the Code.

4. Restriction of Transfer and Redemption of Shares. The proportionate interests of Shareholders in the assets of the Company and their rights to receive redemption payments and subsequent distributions shall be fixed on the basis of the Shareholders of the Company as of the close of business on the Liquidation Date of the Plan. On the Liquidation Date, the stock transfer books of the Company shall be closed. Thereafter, unless the stock transfer books are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Pennsylvania or otherwise, the Shareholders’ respective interests in the Company’s assets shall not be transferable or redeemable.

5. Payment of Debts. As soon as reasonable and practicable after the Effective Date, the Company shall determine and pay, or set aside in cash or cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Company incurred or expected to be incurred prior to the Liquidating Distribution provided for in Section 8 below.

6. Liquidation of Assets. As soon as reasonable and practicable after the Effective Date, the Company, along with Cooke & Bieler, LLP, and Schroder Investment Management North America, Inc., the Company’s investment advisers (the "Advisers"), shall use all commercially reasonable efforts to sell all of the Company’s portfolio assets for cash for settlement no later than the Liquidation Date and shall hold or reinvest the proceeds thereof in cash and such short-term securities as the Company may lawfully hold or invest in. Following the Effective Date and prior to the Liquidation Date, the Company shall have the authority to engage in such transactions as may be appropriate to complete liquidation and dissolution, including without limitation, the authority to mortgage, pledge, sell, lease, exchange or otherwise dispose of all or any part of its other assets for cash and/or shares, bonds or other securities or property upon such terms and conditions as the Company or the Advisers shall determine, with no further approvals by the Board except as required by law.

7. Dividends. If necessary, the Company shall, by the Liquidation Date, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Company’s shareholders all of the Company’s investment company taxable income for the taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid), and all of the Company’s net capital gain, if any, realized in the taxable years ending at or prior to the Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods. Alternatively, the Company may, if eligible, treat all or any portion of the amounts to be distributed pursuant to this Section 7 as having been paid out as part of the liquidating distributions made to the Company’s shareholders pursuant to Section 8. The Board or any authorized officer of the Company shall be authorized to set a record date for, and to cause the Company to make, the payment of any dividends in accordance with this Section 7.

8. Liquidating Distribution. As promptly as practicable after the Liquidation Date, the Company shall distribute pro rata to the Company’s shareholders of record as of the close of business on the Liquidation Date all of the Company’s then-existing assets in complete and full cancellation and redemption of all the outstanding shares of the Company, except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (a) discharge any unpaid liabilities and obligations of the Company on the Company’s books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date; and (b) pay such contingent liabilities as the Board shall reasonably deem to exist against the assets of the Company on its books.

Following the Liquidation Date, if the Company receives any assets or monies or is entitled to any other distributions that it had not recorded on its books on or before the Liquidation Date, the aggregate amount of which is determined by the Board not to be de minimis after taking into account all expenses associated with effecting the disposition thereof, such cash or distribution shall be disbursed to the shareholders of record as of the Liquidation Date, on a pro rata basis, in such manner as the Board or, subject to the direction of the Board, the Company’s officers shall deem appropriate. Any such monies or other assets not so distributed may be disposed of as the Board shall determine in its sole discretion to be appropriate under the circumstances. For the avoidance of doubt, net assets in excess of $500 shall not be considered de minimis.

9. Expenses in Connection with this Plan. The Company will bear the costs incurred in connection with the Liquidation including the costs of soliciting shareholders, and the Company will pay any brokerage or trading expenses of securities sold in connection with the Liquidation. Notwithstanding the foregoing, the Company’s shareholders will pay their own expenses, if any, incurred in connection with the receipt of any proceeds of the Liquidation.

10. Power of Board of Directors. The Board and, subject to the direction of the Board, the officers of the Company, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all articles of dissolution, certificates, documents, information returns, tax returns and other papers that may be necessary or appropriate to implement the Plan. The death, resignation or disability of any director or any officer of the Company shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan. Within 30 days after the Effective Date, IRS Form 966, with a copy of this Plan attached, shall be filed on behalf of the Company with the Internal Revenue Service Center where the Company’s IRS Form 1120-RIC is filed. Following completion of the liquidation of the Company, the Company’s officers shall be responsible for providing and filing all required tax information returns with respect to Company distributions to Shareholders and the Company’s Form 1120-RIC for its final taxable year.

11. Appraisal Rights. Shareholders will not be entitled to appraisal rights in connection with the Plan.

12. Filings. The Board hereby authorizes the appropriate parties to make any necessary or appropriate filings relating to the liquidation and/or dissolution of the Company with the Commonwealth of Pennsylvania, the Internal Revenue Service (the "IRS"), the SEC, or with any other appropriate authority. Without limiting the generality of the foregoing, the officers of the Company are authorized and directed to file or cause to be filed Form 966 within 30 days of adoption of this Plan with the Internal Revenue Service Center where the Company’s IRS Form 1120-RIC is filed. Following completion of the liquidation of the Company, the Company’s officers shall be responsible for providing and filing all required tax information returns with respect to Company distributions to shareholders and the Company’s Form 1120-RIC for its final taxable year.

13. Amendment or Abandonment of the Plan. The Board shall have the authority to authorize such variations from or amendments to the provisions of this Plan as may be necessary or appropriate to effect the marshalling of the Company’s assets and the complete liquidation, dissolution and termination of the existence of the Company, and the distribution of the Company’s net assets as a Liquidating Distribution to Shareholders in accordance with the laws of the Commonwealth of Pennsylvania, the 1940 Act, the Code, and the Company’s Organizational Documents, and the winding up of the affairs of the Company, if the Board determines that such action would be advisable and in the best interests of the Company and its shareholders. The Board may abandon this Plan at any time with respect to the Company if it determines that abandonment would be advisable and in the best interests of the Company and its shareholders.

14. Records. The Company shall maintain all records related to this Plan as required by the 1940 Act and the rules thereunder.

15. Governing Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

 Proxy for Special Meeting of Shareholders, July 17, 2017

The undersigned hereby appoints Charles E. Mather III and Henry F. Reichner or either one of them, acting singly in the absence of the other, with full power of substitution, the Proxy or Proxies of the undersigned to attend the Special Meeting of Shareholders to be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996, on July 17, 2017 at 11:00 A.M., local time, or any adjournments thereof, and, with all powers the undersigned would possess if present, to vote upon the following matters.

TO VOTE, MARK ONE BOX IN BLUE OR BLACK INK. Example:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

PROPOSAL:

1.
To consider and act upon a proposal to approve the Plan of Liquidation and Dissolution for The Finance Company of Pennsylvania (the “Company”) adopted by the Board of Directors of the Company pursuant to which the Company will be liquidated and dissolved.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Said Proxies will vote this Proxy in the manner directed herein by the undersigned shareholder. If no direction is given, the Proxy will be voted in accordance with the recommendation of the Board of Directors. As to any other matter properly coming before the Meeting, said Proxies will vote this Proxy in accordance with their judgment. The undersigned hereby acknowledges receipt of the Notice of said Special Meeting of Shareholders and the related Proxy Statement.

Shares
Dated:	, 2017

(Signature)

(Signature should be exactly as name or names appear on this Proxy. If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY

This Proxy is solicited on behalf of the Board of Directors